EDAP TMS

A stock company (société anonyme)
with a registered capital of Euros 1,087,166.73
Registered offices: Parc d’activité- La Poudrette Lamartine
4 rue du Dauphiné
(F) 69120 Vaulx en Velin - France

MEMORANDUM AND ARTICLES OF ASSOCIATION
- BYLAWS -

including modifications in the Articles regarding the
increase of capital related to
the exercise of options to subscribe to new shares

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TITLE I
FORMATION - PURPOSE - CORPORATE NAME
REGISTERED OFFICES - DURATION

ARTICLE 1 - FORMATION OF THE COMPANY

A stock company exists between the owners of the shares created hereinafter and those which could be created at a later stage ; it is organised and it exists under the laws In force and under the following bylaws.

ARTICLE 2 - PURPOSE

The purpose of the Company is

-     The taking of financial interests under whatever form in all French or foreign groups, companies or businesses which currently exist or which may be created in the future, mainly through contribution, subscription or purchasing of shares, obligations or other securities, mergers, holding companies, groups, alliances or partnerships ;

The management of such financial interests ;

-	The direction, management, supervision and coordination of its subsidiaries and interests ;

-	The provision of all administrative, financial, technical or other services ;

-

and generally, all operations of whatever nature, financial, commercial, industrial, civil, related to property and real estate which may be connected directly or indirectly, in whole or in part, to the company’s purpose or to any similar or related purposes which may favor the extension or development of said purpose.

ARTICLE 3 - CORPORATE NAME

The corporate name of the company is:       EDAP TMS

ARTICLE 4 - REGISTERED OFFICES

The registered offices are fixed at: Parc d’activité La Poudrette Lamartine
4 rue du Dauphiné- (F) 69120 Vaulx en Velin - France.

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They may be transferred to any other location within the department or a nearby department further to a simple resolution from the Supervisory Board, subject to ratification at the time of the earliest Annual General Meeting, and every other location by virtue of a resolution from the Extraordinary General Meeting. The Supervisory Board may set up administrative seats, subsidiaries, offices and branches in all places without any derogation related to the attribution of the jurisdiction as provided in these bylaws.

ARTICLE 5 - DURATION

The duration of the company Is sixty (60) years as of the date of incorporation of the company recorded In the Trade and Corporate Register unless an anticipated dissolution or a prorogation are provided in these bylaws.

TITLE II

REGISTERED CAPITAL

ARTICLE 6 - REGISTERED CAPITAL

The registered capital is fixed at the sum of one million eighty seven thousand one hundred sixty-six Euros and seventy three cents (Euros 1,087,166.73) divided into eight million three hundred and sixty-two thousand eight hundred and twenty-one (8,362,821) shares of a nominal value of thirteen cents (Euros 0.13) each, fully paid up.

ARTICLE 7 - INCREASE OF THE REGISTERED CAPITAL

The registered capital may be increased once or several times through the creation of new shares, representing allowances in kind or allowances in cash, the transformation of corporate reserves into shares or through any other mean by virtue of a resolution from the Extraordinary General Meeting. This meeting fix the conditions for the issuing of new shares within the framework of the legal provisions in force, or delegates its powers for this purpose to the Executive Board. Through representation capital increases may be created, either shares similar to the original ones, or shares of a totally different type which could mainly within the conditions provided by law grant a preferential right or whatever privilege on the other shares. The Executive Board has all powers to negotiate, if necessary, with any bank or financial union to facilitate or guarantee the issuings of shares as mentioned hereabove complying with any legal provision, mainly as far as preferential rights of subscription for the benefit of the older shareholders.

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No capital increase in shares paid up in money may however be provided If the former capital has not been fully paid up beforehand. Capital increases must be processed within five years as of the date on which the General Meeting has taken or authorised such a resolution.

Capital increase occurs through the issue of shares with a premium. That premium of which the total amount shall have to be paid at the time of the subscription of the shares shall not be regarded as profit to be distributed under operating profit ; it shall represent an additional payment to the capital in shares and shall belong exclusively to all shareholders, except provided otherwise as may be decided by the General or Extraordinary Meeting.

In case of increase through the issue of shares which can be paid up in cash, and unless provided otherwise further to a resolution from the Extraordinary General Meeting, the owners of shares created earlier having executed the payments called up shall receive a proportion of the amount of these shares, a preferential right to subscribe for the new shares ; the Executive Board shall determine the manner in which that right shall be exercised and its time limit in compliance with (French) law; it shall be negotiable under the same conditions as the shares during the subscription.

Those shareholders who due to the number of their titles may obtain a new share or a global number of new shares, shall be entitled to meet to exercise their right but however no co-subscription may result from such a meeting.

ARTICLE 8 - CAPITAL REDUCTION

The Extraordinary General Meeting may also decide a reduction of the registered capital for whatever reason and in whatever manner, mainly through the reimbursement to the shareholders of a repurchasing of the corporate shares or the exchange with old shares against new shares, a same or lower number with or without a same nominal amount and, if necessary, the obligation of selling or buying old shares to enable the exchange or also through the payment of a balance in cash.

The General Meeting may also delegate to the Executive Board all powers to execute the capital reduction.

The Auditors shall be informed on the project of capital reduction within forty five days at least prior to the Meeting. The General Meeting shall decide on the report from the Auditors who shall provide their appreciation on the causes and the conditions of the operation.

When losses do not motivate a capital reduction, creditors may within a period of thirty days as of the date of the filing with the Clerk of the Trade Court of the minutes of the resolution from the General Meeting who decided or authorised the reduction, oppose to the reduction. The opposition is brought before the Trade Court.

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TITLE III

SHARES

ARTICLE 9 - SHARES FULLY PAID UP

At the time of capital increase, the amount of shares to subscribe in cash must be paid up of at least the quarter at the time of the subscription. The balance of payments shall be executed within five years at the utmost as of the day on which the capital increase shall be effective in one or several times, at the times and within proportions which shall be determined by the Executive Board. The calling up of capital shall be communicated to the shareholders by registered letter at least fifteen days prior to the date fixed for each payment.

The nominal amount of shares in cash as part of the capital increases may be paid up partly or totally through the compensation of a debt which is fixed, liquid and due to the company.

The Executive Board may authorise at any time the shareholders to prepay the amount of their shares which are not called up as yet.

Should the shareholders not proceed with the payments on determined dates, the interest of the amount of these payments shall run by law for each day of delay up to 12% per annum as of the date of payability fixed in the registered letter forecasted hereabove and without a claim or formal notice be necessary.

If within the period fixed at the time of the calling up of capital some shares have not been paid up from the payable payments, the Company may one month after a special formal individual notice notified to the defaulting shareholder - by registered letter or extra judicial writ - offer to the other shareholders the shares to be paid up by registered letter sent to each of them.

To implement this preemptive right, the Executive Board shall have, upon the expiration of the fixed time limit, at the time of the calling up of capital, to offer to the shareholders the shares to be paid up by registered letter sent to each of them.

If several shareholders are purchasers, the shares shall be distributed among them in proportion to their rights in the company

If such a proportional distribution is not possible, the remaining shares shall be distributed through draw lots.

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If within a time limit of one month further to the shareholders having been warned, some shares are still not paid up, the company may proceed with their selling within terms and conditions stipulated under article 281 of the law dated July 24, 1966 through the decree of March 23, 1967 referred to for its application.

The selling of shares shall be carried in public auctions by a stock broker or a public notary. For this purpose, the company shall publish in a magazine within the department of the registered offices and covering legal announcements, at least thirty days further to the notice scheduled in the previous paragraph, a notice concerning the selling of the shares. It shall inform the debtor and if necessary its co-debtors, of the selling by registered letter containing indications on the date and the issue number of the magazine in which the publication had been entered. The selling of the shares may not intervene under fifteen day as from the sending of the registered letter.

The company shall be entitled to the net proceeds of the sale up to the due amount and shall be deducted from the principal amount and interests due by the defaulting shareholder and then upon the reimbursement of the costs incurred by the company to reach the sale. The defaulting shareholder remains debtor or benefits from the difference.

Upon the expiration of the time limit as scheduled in the fifth paragraph above, these shares unpaid up from the payable payments shall stop providing the admission and voting right in shareholders meetings and are deducted for the counting of the quorum. The dividends’ right and the preferential right of subscription shall be suspended. If the shareholder pays up the principal sum and interests, he may ask the payment of non prescribed dividends but he may not exercise an action under a preferential right of subscription to a capital increase after the expiration of the time limit fixed for the exercise of that right.

ARTICLE 10 - TYPE AND CONDITIONS OF VALIDITY OF SHARES

It is compulsory that the shares issued by the Company be registered shares and they shall be materialised through a putting in by the Company.

The share accounts are kept under the conditions and terms provided by law, by the Company or any other authorised agent of which the name or denomination and address shall be published in the bulletin of compulsory legal announcements “Bulletin des Annonces Légales Obligatoires”.

The share accounts mention :

- the identification data of natural persons or legal entities in the name of whom/ of which they have been opened and, if necessary, the legal nature of their rights or their incapacities ;

- the name, the category, the number and, if necessary, the nominal value of the registered shares ;

- the restrictions which may concern these shares (security, sequestration, etc…)

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Whenever the shares are not fully paid up at the subscription, the payments on these shares are put in and witnessed as such by a certificate.

Each share gives the right, within the property of the company’s assets, for a proportional share of the number of issued shares. Besides, it gives the right to a share of profits as stipulated under article 36 hereinafter.

Shareholders are only responsible up to the amount of the shares they possess and above that amount, any calling up of capital is forbidden. They can not be subject to any restitution of interests or dividends which were regularly collected.

ARTICLE 11 - SHARE TRANSFER

The shares may be freely traded under the conditions defined by law. In the event of a capital increase, the shares may be traded from its completion onwards.

Shares shall remain negotiable following the company’s dissolution, and until the closing of its liquidation.

ARTICLE 12 - INDIVISIUM OF SHARES - SEALS

As far as the company the shares are indivisible. The joint proprietors of a share shall be represented before the company by a single person they shall have appointed further to a common agreement.

Whenever the ownership of several former shares shall be necessary to exercise whatever right and mainly to exercise the preferential right as forecasted hereabove or in the case of exchange or attribution of the share further to an operation such as : capital reduction, capital increase further to incorporating reserves, merger, entitling to a new share against providing former shares, isolated shares or a lower number than the one required shall grant no right to the holder against the company, the shareholders shall be personally responsible for the regrouping of the necessary number of shares.

The heirs, the representatives, the eligible persons or creditors of a shareholder shall under no circumstances whatsoever call for the seals on the company assets and documents requesting the partition or the sale by auction of a lot held by indivisium, neither interfere in whatever manner in its administration ; they must - for the exercise of their rights - refer to the corporate inventories/ books and the decisions from the General Meeting.

All shares which form or shall form the registered capital shall always be assimilated to one another as far as tax costs. Consequently, all duties and taxes which for whatever reason could - with respect to any reimbursement of capital of these shares, or more generally, any distribution of their profit become claimable as far as some of them only, either during the existence of the company or at the winding-up, shall be distributed among all shares representing the capital at the time of that or those reimbursements or distributions in such a way that all current or future shares shall confer on their owners - whilst

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possibly taking into account the nominal amount of shares and rights not amortized of different categories, the same effective privileges giving them the right of receiving the same net amount.

ARTICLE 13 - THE EXECUTIVE BOARD

An Executive Board including at least two members and at the utmost five members appointed by the Supervisory Board shall direct the company. If the company is quoted on the stock exchange, the Executive Board can hold seven members. They have to be natural persons. If the capital is under the lower limit fixed by the provisions under article 119 of the (French) Law dated July 24, 1966, it is possible to appoint only a single Managing Director.

ARTICLE 14 - END OF THE FUNCTIONS OF MEMBER OF THE EXECUTIVE BOARD

The members of the Executive Board are appointed for a period of three years. Within the two months following a vacancy further to the death or the resigning of one or several members of the Executive Board, the Supervisory Board must designate one or several new members of the Executive Board for the remaining period until the period scheduled for the renewing of the Executive Board.

The age limit for carrying out the functions of member of the Executive Board is fixed at 70 years old.

ARTICLE 15 - THE CHAIRMAN

The Chairman of the Executive Board appointed by the Supervisory Board represents the company with respect to third parties.

However, the Supervisory Board may attribute the same representation powers to one or several other members of the Executive Board who shall then have the title of Managing Director.

ARTICLE 16 – EXECUTIVE BOARD RESOLUTIONS

The Executive Board meets as often as the company’s interest requires so, upon the calling up by the Chairman or another member of the Executive Board, appointed to replace the Chairman if need be or upon the calling up by half of its members.

The Executive Board meets in the principal office or in any other place mentioned in the calling up notice.

An attendees register is kept ; it must be signed by the members attending the Executive Board meetings.

The presence of at least half of the members in office is necessary so that good resolutions may be taken. Should the Executive Board only include two members, both must be present. Decisions must be met

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by the majority of the members present or represented ; if the votes are equal, then the Chairman’s vote shall prevail. When only two members are present, the decision must then be taken unanimously;

The proof of the number of members in office and the proof of their presence at the meetings is correctly established with respect to third parties through the sole mentioning of the name of the members attending, excused or absent on the minutes or abstracts of the minutes of the meeting.

The Chairman or the member of the Executive Board who has called up the meeting draws up the agenda. The agenda can only be fixed at the beginning of each meeting.

ARTICLE 17 - MINUTES

The Executive Board resolutions are subject to minutes which are kept in a special register quoted and initiated by the Clerk of the Trade Courts or by the Instance Judge or by the Town Mayor or the Deputy Mayor.

That register is kept in the principal office.

The Chairman and at least one other member of the Executive Board must sign the minutes of each meeting. If the Chairman is absent, they shall then be signed by at least two members.

The Chairman of the Executive Board or the members of Executive Board temporarily delegated for the Chairman functions or a mandatory specially delegated in this respect shall validly certify the copies or the abstracts of the minutes.

The Executive Board enjoys all powers to act in the name of the company or to proceed with or authorise all transactions or negotiations related to the corporate purpose and more generally, to deal with all matters which are not expressly reserved by law to the Supervisory Board or the Shareholders General Meeting. All Articles of Association limiting the Executive Board powers are not opposable to third parties.

The Executive Board carries out the functions under the supervision of the Supervisory Board.

ARTICLE 18 - REVOKING EXECUTIVE BOARD MEMBERS

The Shareholders General Meeting may revoke members of the Executive Board further to the proposal of the Supervisory Board.

If the revoked person has an employment contract with the company, his/her revocation as member of the Executive Board shall not lead to the breach of his/her employment contract.

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ARTICLE 19 – SIGNATURE - EXECUTIVE BOARD RESPONSIBILITIES

All orders to pay from the company are signed by the Chairman of the Executive Board or by the member(s) of the Executive Board carrying out the functions of Managing Director pursuant to the provisions of the above article 15.

The Chairman and the members of the Executive Board are responsible for the financial year of their mandate under the conditions of the legal provisions in force.

ARTICLE 20 - SUPERVISORY BOARD

The Supervisory Board has at least three members and at the utmost twelve members selected among the shareholders and elected by the General Meeting.

The members of the Supervisory Board may be natural persons or legal entities, it being underlined that the natural persons shall have to be under 80 years old on the date of their election.

Members of the Executive Board can not be members of the Supervisory Board.

As soon as after their election, legal entities must appoint a permanent representative subject to the same conditions and obligations, bearing the same responsibilities as if he were a member of the Supervisory Board - under his own name - and thus without prejudice to the responsibility of the legal entity he represents.

ARTICLE 21 - THE SHARES OF MEMBERS OF THE SUPERVISORY BOARD

Each member of the Supervisory Board must remain owner of at least one share totally paid upon the day of his taking up his functions and through the duration of his mandate.

If on the day of his nomination a member of the Supervisory Board does not own the required shares or if during his mandate he is no longer owner, he shall be regarded as automatically resigning if he has not updated the situation within a period of three months.

ARTICLE 22 - DURATION OF THE FUNCTIONS OF THE MEMBERS OF THE SUPERVISORY BOARD

The General Ordinary Meeting fixes the duration of the functions of the members of the Supervisory Board which can not exceed six years.

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Any member of the Supervisory Board having reached the age of 80 years old is regarded as automatically resigning on the day of the Annual Ordinary General Meeting following the date of his birthday.

Any retiring member of the Supervisory Board is reeligible.

ARTICLE 23 - OPTION FOR CO-OPTING

In the case of a vacancy further to death or resigning of one or several members of the Supervisory Board the Supervisory Board may - between two general meetings - provisionally provide for his or their replacement. The Supervisory Board furthermore is obliged to co-opt additional members within the three months following the vacancy if the number of members of the Supervisory Board turns to be under the minimum as provided by the bylaws.

Should only two members of the Supervisory remain in service, then the Executive Board or if necessary the company’s Auditors to complete the Supervisory Board, must immediately call up the General Meeting. The members of the Supervisory Board appointed to replace others remain in service during the period remaining to be fulfilled by the mandate of their predecessor. Provisional nominations of members of the Supervisory Board are subject to the ratification of the next forthcoming General Ordinary Meeting. Failing the ratification, proceedings and transactions previously reached accomplished by the Supervisory Board remain valid.

ARTICLE 24 - PRESIDENCY AND THE OFFICE OF THE SUPERVISORY BOARD

The Supervisory Board appoints among its members a Chairman and a Vice-President ; their duties include the gathering of the Executive Board and conducting the discussions. The Chairman and the Vice-President must be natural persons.

Should the Chairman or the vice-president be absent, the Supervisory Board shall designate for each meeting one of the members present to rule over the meeting.

The Executive Board may also appoint a Secretary who may even be chosen among nonshareholders.

The Chairman. the Vice-President and the Secretary are always reeligible.

ARTICLE 25 - RESOLUTIONS FROM THE SUPERVISORY BOARD

The Supervisory Board meets as often as the corporate interests may require so further to a notice from the Chairman or the Vice-President. The Chairman of the Supervisory Board must gather the Supervisory Board if a member of the Executive Board or at least 1/3 of the members of the Executive Board request him to do so to be held within the fifteen days following the request. Should the request

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remain without effect, the persons who have made the request may themselves call up the Supervisory Board ; they shall indicate themselves the agenda

The Supervisory Board meets in the principal office or in any place indicated in the notice.

An attendees register is kept and signed by the members attending the resolution by the Supervisory Board.

Any member of the Supervisory Board may give powers to represent him even by letter or telegram to one of his colleagues but each member may only represent one of his colleagues.

The presence of at least half of the members of the Supervisory Board In service is necessary for the validity of the resolutions. Resolutions are passed by a majority vote from the members present or represented. If the votes are equal the vote of the member ruling over the meeting shall be the casting vote. If only two members of the Supervisory Board are effectively present. resolutions must be passed with unanimity.

The justification of the number of members of the Supervisory Board in service and of their presence validly results towards third parties from the sole indication of the members present, excused or absent stated in the minutes of each meeting and in the abstract delivered thereof.

The Chairman, the Vice-President or the members of the Supervisory Board who shall send the notice shall fix the agenda. It may only be fixed at the time and at the beginning of the Supervisory Board meeting.

ARTICLE 26 - MINUTES

The Supervisory Board resolutions shall be stated in minutes containing notices as required and recorded in an ordinary form and free of cost in a special register kept in the principal office, quoted and initialed by the Clerk of the Trade Courts or by the Instance Judge or by the Town Mayor or the Deputy Mayor.

The minutes of each meeting shall bear the signature of the Chairman ruling over the meeting and at least one member. Should the President normally ruling over the meeting be unavailable, then two members of the Supervisory Board shall sign them.

The Chairman of the Supervisory Board, the Vice-President, a member of the Board or a person entitled to do so shall validly certify the copies or abstracts of these minutes.

ARTICLE 27 - POWERS OF THE SUPERVISORY BOARD

The Supervisory Board continuously supervises the management of the company performed by the Executive Board.

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Any security, bill, guaranty or disposal of buildings in kind, total or partial transfer of participations or constitution of a guaranty is necessarily subject to the authorization of the Supervisory Board. The authorization which shall never be given for a period above one year shall indicate the total amount of the security, bill, guaranty or disposal of buildings in kind, total or partial transfer of participations or constitution of a guaranty authorised and for each of these operations the ceiling amount which may not be exceeded.

The Supervisory Board may at any time of the year proceed with any controlling or investigation It may regard as necessary and require the providing of any document it shall judge as necessary to accomplish its mission.

The Executive Board must provide the Supervisory Board with a report at least every quarter aiming informing at the utmost on the operating of corporate matters.

At the end of each financial year and for a period of three months the Executive Board shall provide the Supervisory Board with the company’s financial statements for controlling and investigation.

The Supervisory Board shall present to the General Meeting of Shareholders its comments on the report from the Executive Board and on the financial statements of the past financial year during the Shareholders’ Annual Ordinary Meeting.

ARTICLE 28 - AGREEMENTS BETWEEN THE COMPANY AND THE MEMBERS OF THE EXECUTIVE BOARD OR THE SUPERVISORY BOARD

Any notice between the company and one of the members of the Executive Board or the Supervisory Board, either directly or indirectly or through intermediary persons shall be subject to the prior authorisation from the Supervisory Board.

This also applies to conventions between the company and another company if one of the members of the Executive Board or the Supervisory Board of the company is owner, partner indefinitely in charge, managing director, director, general manager or member of the Executive Board or the Supervisory Board of the company.

A member of the Executive Board or the Supervisory Board in any situation as mentioned hereabove shall report his position to the Supervisory Board.

The provisions under paragraphs I and 2 hereabove are not applicable to conventions related to current operations of the company agreed upon under normal conditions.

The Chairman of the Supervisory Board shall inform the Auditors on the authorised conventions within a period of one month from the conclusion of the said conventions and shall submit the latter for the consent from the Ordinary General Meeting.

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The Auditors shall present to the General Meeting a special report on the conventions authorised by the Executive Board. The Meeting shall decide upon that report It being underlined that the concerned member of the Supervisory Board. shall not be able to vote : his actions are not taken into account for the counting of the quorum and the majority.

The conventions approved by the General Meeting and those which have been disapproved shall be effective with respect to third parties unless they are cancelled in the case of fraud.

Even in the absence of fraud - consequences prejudiciable to the company - the member of the Supervisory Board or the Executive Board concerned and possibly other members of the Executive Board may be responsible for the disapproved conventions.

Nullity proceedings are prescribed for a period of three years starting on the date of the convention : however if the convention has been dissimulated, the departure point as far as the time limit of the prescription shall be on the day it shall have been revealed.

The nullity may be covered by a vote from the General Meeting intervening on the special report from the Auditors exposing the circumstances in which the authorisation procedure has not been complied with.

Under penalty of the nullity of the contract, members of the Supervisory Board or the Executive Board other than the legal entitles shall refrain from contracting loans under whatever manner with the company, having the company grant them an overdraft on any current account or otherwise or have the company guarantee them their commitments towards third parties. The same forbidding applies to spouses, ancestors or descendents related to the members of the Supervisory Board, Executive Board, permanent representatives of the legal entitles members of the Supervisory Board and any intermediary person.

TITLE V

AUDITORS

ARTICLE 29 - AUDITORS

The Shareholders Ordinary General Meeting shall appoint one or two Auditors and substitute Auditors for a duration under the conditions and for the task complying with (French) Law.

The Auditors are appointed for six financial years. Their mandate ends at the time of the General Meeting deciding upon the financial statements of the sixth financial year.

The Auditor appointed to replace another shall only remain in service until the expiration of the mandate of his predecessor.

Auditors are indefinitely reeligible.

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One or several shareholders representing at least the tenth of the registered capital may ask in court the objection as far as one or several Auditors appointed by the meeting and the designation of one or several other Auditors who shall provide their services at the time and in the location concerning the objected Auditors. Under penalty of unacceptability of the request, the latter shall have to be transferred before the President of the Trade Courts who shall rule in chambers within a period of thirty days as of the rejected nomination.

The Auditors must be called at the Executive Board meeting during which the accounts of the ended financial year shall be closed and at all shareholders meetings.

ARTICLE 30 - EXPERTISE

One or several shareholders representing at least a tenth of the registered capital may ask to the President of the Trade Courts to rule in chambers, the Chairman of the Board and the Supervisory Board duly called up to designate an expert In charge of representing a report on one or several management operations.

The report from the expert possibly appointed must be sent to the petitioners and to the Executive Board and to the Supervisory Board ; it shall also be attached to the report from the Auditor(s) prepared for the forthcoming General Meeting and should be granted the same advertising.

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TITLE VI

GENERAL MEETINGS

ARTICLE 31 - GENERAL RULES

1)	The annual ordinary general meeting shall have to meet every six month, following the end of each financial year subject to an extension of that period further to a court decision.

2)

Extraordinary general meetings or ordinary general meetings called up extraordinarily may also be called up further to a notice from either the Executive Board or the Auditors or the mandatory designated by the court upon the petition of any concerned in case of an urgent matter or one or several shareholders representing at least a tenth of the registered capital.

3)	The general meetings are held in the principal office or in any other place indicated in the notice which may even be out of the department of the registered offices.

4)	The notices for general meetings are sent to each shareholder at least fifteen days prior to these meetings either by simple mail or registered mail.

Should the General Meeting not have been able to decide validly due to the failing of the required quorum, a second meeting is called up the same way as the first one and the calling up notice shall remind its date. However the time limit for such a notice is reduced to six days.

5)

The calling up notice shall indicate the corporate name possibly followed by Its acronym, the corporate form, the amount of registered capital, the address of Its registered offices, the corporate incorporation numbers with the French Trade Register and the National Institute of Statistics and Economic Surveys (Institut National de la Statistique et des Etudes Economiques INSEE), the dates, hour and place of the meeting and its nature, extraordinary, ordinary or special and its agenda.

Subject to different questions which should represent no major importance, questions Indicated on the agenda are mentioned in such a manner that their content and their scope should appear clearly without having to refer to other documents.

One or several shareholders may under the conditions provided in articles 128 to 131 of the decree reference 67-236 dated March 23, 1967 claim the recording on the agenda of resolution projects which do not concern the presentation of candidates to the Supervisory Board.

The Meeting can not deliberate a question which is not listed on the agenda; however, it may in all circumstances revoke one or several members from the Supervisory Board and proceed with their replacement.

The meeting agenda can not be modified on the second calling up.

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6)	All shareholders attend the General Meeting whatever the number of their shares as long as they have been paid up as far as due payments.

7)	A shareholder can only be represented by another shareholder or his/her spouse who may not be a shareholder.

The mandate is granted for a single meeting ; however it can be granted for two meetings, an ordinary meeting and an extraordinary meeting held on the same day or within a period of seven days.

The mandate granted for a meeting is valid for successive meetings called up covering the same agenda.

The following documents must be attached to any proxy form sent to the shareholders :

- the meeting agenda

- the text concerning the projects of resolutions presented by the Executive Board and If need be by the shareholders.

- a summary on the corporate situation during the ended financial year with a sheet on the corporate results during the past five financial years or each end of the financial year since the formation of the company if their number is under five.

- a form for the sending of the documents and information aimed under article 135 of the decree mentioned hereabove, informing the shareholder he may obtain on his simple request the automatic sending of the documents and Information mentioned hereabove at each forthcoming shareholders meetings.

The proxy form must inform the shareholder in a very clear way that failing any Indication of mandatory, a favorable vote shall be issued In his name to adopt the resolution projects presented or consented by the Executive Board. To issue any other vote, the shareholder must chose a mandatory who accepts to vote in line with his mandate.

The proxy must be signed by the represented shareholder and indicate his name, usual first name and domicile, the number of shares he holds and the number of votes related to his shares.

The designated mandatory namely on the proxy may not serve as a substitute for another person

8)

The Chairman of the Supervisory Board, the member of the Supervisory Board delegated to temporarily deputise for the Chairman, the Vice-President or by a member of the Supervisory Board delegated in this respect rule over the Meeting. In the case of calling up by the Auditors, by a court mandatory or a liquidator or liquidators, the meeting is ruled by the one or by one among those who have called it up.

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The two members of the meeting with most votes shall fulfil the tasks of strutinizers accepting that position.

The Committee designates the secretary who may selected among persons who are not shareholders.

9)	An attendees sheet is kept and it contains :

- the name, usual first name and domicile of each shareholder, attending or represented, the number of shares he holds and the number of votes related to these shares.

- the name, usual first name and domicile of each mandatory, the number of shares represented by his mandates and the number of votes related to his shares.

Comments on the represented shareholders may riot be mentioned on the attendees sheet provided that the powers are attached hereto and their number be indicated.

The Executive Board shall certify as true the attendees sheet duly signed by the present or represented shareholders.

10)	Secret ballot vote shall be adopted whenever claimed by the Executive Board or members of the meeting representing over half of the registered capital represented at that meeting.

11)

In all meetings, the quorum is counted on the global shares forming the registered capital deducting those which are not entitled to the voting right by virtue of the legislative or regular provisions.

12)

Each member of the meeting has as much votes as he possesses and represents shares, both under his personal name and as mandatory, without limitations. However, in meetings checking the shares invested in kind or specific advantages, each shareholder may not dispose over ten votes.

In the case of usufruct, the right to vote related to the share belongs to the usufructuary in ordinary general meetings and to the bare owner in extraordinary or special general meetings.

The joint proprietors of shares must be represented by only one among them or my a sole mandatory.

Finally, the proprietor of securities pawned again shall have the right to vote.

13)

Minutes shall witness resolutions passed in General Meetings and shall contain the required comments on a special register kept in the principal office under the conditions provided under article 19-1° hereabove and signed by the members of the committee.

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The Chairman of the Supervisory, either the Vice-President, or a member of the Executive Board or the meeting secretary shall validly certify the copies or abstracts of these minutes. In the case of a liquidation, a liquidator shall validly certify them.

14)	Shareholders perform their rights related to communications and copies under the conditions provided by the law on trading companies and under decrees passed for its application.

ARTICLE 32 - EXTRAORDINARY GENERAL MEETINGS

The Extraordinary General Meeting is alone entitled to modify bylaws as far as all their provisions : any contrary clause is reputed as having not been written down. However, it may not increase shareholders’ commitments subject to operations resulting from a regrouping of shares regularly carried out.

It only validly deliberates if the shareholders present or represented have at least on the first calling up half and on the second calling up a quarter of the shares representing the right to vote. Failing this last quorum, the second meeting may be postponed on another date at the utmost two months later than the date of the initial calling up.

It shall act by a majority of two thirds of votes owned by the shareholders present or represented including the votes by mail.

ARTICLE 33 - ORDINARY GENERAL MEETINGS

The Ordinary General Meeting takes all decisions other than those which are taken by the Extraordinary General Meeting.

It only deliberates validly on a first calling up if the shareholders present or represented own at least a quarter of the shares with a right to vote. Upon the second calling up no quorum is required. It shall act by a majority of votes owned by the shareholders present or represented including the votes by mail.

TITLE VII

INVENTORIES - PROFITS - RESERVES

ARTICLE 34 - COMPANY’S FINANCIAL YEAR

Each financial year shall cover a period of twelve months starting on January first and ending on next December thirty first.

ARTICLE 35 - INVENTORY - ACCOUNTS

Regular accounting is kept on corporate operations in compliance with Law.

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At the end of the each financial year, the Executive Board draws up an inventory and the financial statements.

A management report Is prepared on the situation of the company during the past financial year, its expected evolution, the major events which occurred between the date of the end of the financial year and the date on which the management report is prepared and its activities in terms of research and development.

All these documents are put at the Auditors disposal under the legal conditions and at the legal time.

ARTICLE 36 - FIXING, ATTRIBUTION AND DISTRIBUTION OF PROFITS

Five percent are Initially appropriated from the profit of each financial year reduced, If necessary, by the previous losses to form the legal funds ; this appropriation is no longer compulsory when the said funds reach the tenth of the registered capital ; it shall come back in force when, for whatever reason, the legal reserve shall be under that percentage.

The general meeting appropriates the sums it considers should be applied for the appropriation of all optional, ordinary or extraordinary funds or which should be again carried over.

The profit from the financial year reduced by the previous losses and the sums to be brought over as reserves in application of law or bylaws and increased by the profit brought forward represents the distributable profit.

Further to the approval on the accounts and the verification of the distributable sums, the general meeting determines the proportion attributed to the shareholders under dividends. The general meeting may also decide on the distribution of sums appropriated from the reserves it has available either to provide or complete dividends or as exceptional distribution ; in such a case, the decision shall expressly indicate the reserve items from which the appropriations are been actioned.  However, the dividends are appropriated as priority from the distributable profit of the financial year.

ARTICLE 37 - PAYMENT OF DIVIDENDS

The terms of payment of dividends voted by the general meeting are fixed by that meeting or in default by the Executive Board. However, the payment must occur within a period which can not exceed nine months from the end of the financial year unless a court decision extends that time limit.

Interests and dividends regularly collected can not be the object for carrying over or restituting.

Dividends which are not claimed within five years from their maturity date shall be prescribed.

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TITLE VIII

EXTENSION - DISSOLUTION - WINDING UP

ARTICLE 38 - EXTENSION

At least one year prior to the expiration date of the company. the Executive Board must call up a shareholders extraordinary general meeting to act on the prolongation of the company; that prolongation may not exceed 99 years.

For lack, any partner may fifteen days further to a formal notice sent to the Chairman of the Executive Board by registered letter with request of acknowledgement and remaining unsuccessful request from the court the designation of a mandatory in charge of calling up the meeting.

ARTICLE 39 - DISSOLUTION

At any time the Executive Board may propose to the extraordinary general meeting the anticipated dissolution of the company.

If further to the losses verified in the accounting documents the company’s stock equity Is under half the capital, the Executive Board shall call up the Extraordinary General Meeting within four months following the approval of the accounts showing these losses to decide, if necessary upon the anticipated dissolution of the Company.

If the dissolution is not pronounced, then the Company within a period fixed by the law on trading companies shall reduce its capital by an amount at least equal to the amount of the losses which could not be charged to reserves, if within that time limit stock equity has not been reconstituted up to an amount at least equal to half the registered capital.

In all cases, the resolution adopted by the general meeting must be made public.

If further to the reduction, the capital is under the legal minimum amount, it shall be necessary within a period of one year to proceed with a capital increase to bring the capital to the legal minimum amount, unless within the same period the company has been transformed into a company under another form. At default, any concerned may ask in court the dissolution of the company two months after having sent a formal notice to its representatives requesting to regularise the situation. However, the action for annulment lapses when that dissolution clause no longer exists the day the Court rules over the main issue in first Instance.

ARTICLE 40 - WINDING UP

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The winding up of the company shall be carried out under the conditions provided in articles 390 to 418 of the law on trading companies and under the provisions of the decree no. 67236 dated March 23, 1967 referred to for their application.

Further to the extinction of the liabilities, the reimbursement of the shares nominal (registered) capital shall be processed. The liquidation bonus shall be distributed to the shareholders in a prorata proportion of their respective rights.

TITLE IX

DISPUTES - ELECTION OF DOMICILE

ARTICLE 41 - DISPUTES

Any disputes arising during the existence of the company or at the time of its winding up either between the shareholders and the company or between the shareholders themselves and related to corporate matters shall be submitted to the Courts of the location of the registered offices.

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